Exhibit 2.2

State of Delaware Secretary of State Division of Corporations Delivered 12:59 PM 01/14/2013 FILED 12:59 PM 01/14/2013 SRV 130044680 - 5239367 FILE

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Excel Business Solutions,  Inc.                                            , and the name of the corporation being merged into this surviving corporation is ECB Acquisition Corp.                                                                                                 .

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is                 Excel Business Solutions, Inc.                                                          a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on fi1ing.                                                           .

SIXTH: The Agreement of Merger is on file at 595 Fifth Avenue, Suite 1101, New York, New York 10022             , the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the   14th  day of January     , A.D., 2013    .

By:	/s/ David Popkin
Authorized Officer

Name:	David Popkin
Print or Type

Title:	Chief Executive Officer